SEPARATION AGREEMENT AND RELEASE
This Separation Agreement and Release (“Agreement”) is entered into this 18th day of November, 2015, between NPC International, Inc. (the “Company”) and Blayne Vaughn (“Employee”).
WHEREAS, Employee and the Company each desire to sever their employment relationship and settle, fully and finally, all claims, known or otherwise, that Employee may have or could have asserted against the Company and its past and present officers, agents, employees, successors, insurers, assigns, and affiliated companies based on his employment relationship with the Company, the separation of his employment with the Company, or on any other basis.
WHEREAS, Employee’s last day of active employment with the Company will be November 18, 2015.
WHEREAS, Employee acknowledges and agrees that in order to receive the separation and health insurance continuation payments and other benefits provided herein, Employee must execute this Agreement on or after November 18, 2015, but no later than December 8, 2015, and return it to Vonnie Walbert, at vonnie.walbert@npcinternational.com, no later than December 9, 2015.
WHEREAS, Employee acknowledges and agrees that the benefits Employee has elected to receive by executing and returning this Agreement are in excess of those Employee would have received from the Company if Employee had not elected to execute and return this Agreement. Employee further acknowledges and agrees that the benefits Employee will receive as a result of executing this Agreement are not something to which Employee would have been entitled absent execution of this Agreement.
WHEREAS, the Company seeks to protect the Company’s confidential and proprietary information and its investment in its workforce.
NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, it is hereby agreed by and between the parties as follows:
1.    Employee’s Resignation. On September 14, 2015, Employee tendered his written resignation, to be effective November 18, 2015, after which Employee will cease to be an employee of the Company. Employee acknowledges and agrees that Employee’s employment with the Company will terminate effective November 18, 2015, and after that time, Employee shall be entitled to no other compensation other than what is provided for in this Agreement.

2.         Separation Pay. As consideration for Employee’s execution of this Agreement and release of claims, the Company will pay Employee his regular bi-weekly gross pay of Eleven Thousand Four Hundred Eight Dollars and Fifty Eight Cents ($11,408.58), less applicable state, local, and federal withholdings, for 26 pay periods beginning November 18, 2015, through November 16, 2016.  These payments will not begin until the next regular pay day following the expiration of the revocation period in Paragraph 16(d) and shall continue on each regular pay day following expiration of the revocation period, through and including November 16, 2016.   The Company is not required to begin making the payments set forth in this Paragraph unless Employee: (1) executes this Agreement on or after November 18, 2015, but no later than December 8, 2015; and (2) does not revoke or breach this Agreement. Employee is entitled to such payments each pay period only to the extent that he fully complies with his obligations under this Agreement.

3.    Health Insurance Continuation Payments. As additional consideration for Employee’s execution of this Agreement and release of claims, the Company will reimburse Employee for the Company portion of Employee’s health insurance premiums through and including December 31, 2015. These payments will begin, at the earliest, on the next regular pay day following the expiration of the revocation period described in Paragraph 16(d). After December 31, 2015, Employee will be responsible for the entire cost of the COBRA payments. The Company is not required to make the payments set forth in this Paragraph unless Employee: (1) timely elects to continue health insurance coverage under COBRA; (2) notifies the Company of the COBRA continuation, via certified mail, within seven (7) days of his timely election to continue COBRA coverage; (3) sends proof of the COBRA payments Employee makes each month, via certified mail, to the Company within seven (7) business days of making said payments; (4) executes this Agreement on or after November 18, 2015, but no later than December 8, 2015; and (5) does not revoke or breach the Agreement. In order to comply with the mailing requirements set forth in this Paragraph, Employee must send all written notices/proof of payments, via certified mail, to Vonnie Walbert, Sr. Vice President Human Resources, 7300 W. 129th Street, Overland Park, Kansas 66213.

4.    2015 Bonus, 30 Year Service Award, and Other Benefit Plans. In the event that Employee executes and does not revoke this Agreement:

(a)The Company will pay Employee a pro-rated portion, seventy-five percent (75%), of any 2015 year-end bonus award, if any, less all applicable state, local, and federal withholdings, that Employee would have been entitled to receive under the Company’s Sr. Vice President Operations Pizza Hut Bonus Plan had he remained employed by the Company at the time the 2015 year-end bonuses, if any, are paid to employees. Assuming all criteria for this payment are satisfied, the Company will issue said payment to Employee at the same time it issues payment of the 2015 year-end bonuses to its eligible employees. The Company is not required to make this payment unless and until each and every eligibility factor set forth in the Company’s Sr. Vice President Operations Pizza Hut Bonus Plan are satisfied.
(b)Employee will be eligible to select a thirty (30) year Service Award under the terms and conditions of the Company’s Service Award Program. In order to receive the Service Award, Employee must send written notice of his Service Award selection, via certified mail, to Vonnie Walbert, Sr. Vice President Human Resources, 7300 W. 129th Street, Overland Park, Kansas 66213.

Unless specifically set forth otherwise in this Agreement, Employee acknowledges and agrees that after November 18, 2015, Employee will no longer have any coverage or entitlement to benefits or contributions under any of the Company’s benefit plans, with the exception of: (1) Employee’s option to elect continuation coverage under COBRA; and (2) any benefits through the Company’s plans that were vested as of the date of Employee’s separation from employment with the Company.

5.    Complete and Full General Release of All Claims. Employee, on behalf of himself and his heirs, executors, beneficiaries, successors, assignees, immediate family members, and any other person or entity who could now or hereafter assert a claim in his name or on his behalf (“Releasing Parties”), hereby fully releases, waives, and forever discharges the Company and its past and present officers, agents, employees, successors, insurers, assigns, and affiliated companies (“Released Entities”) from any and all claims, lawsuits, demands, actions, causes of action, damages, and other relief, known or unknown, through and including the date on which Employee executes the Agreement, including but not limited to all claims: (1) under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., as amended, the Family and Medical Leave Act, the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq. (except such rights as may be vested under any retirement plan sponsored by the Company), the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, and the Consolidated Omnibus Budget Reconciliation Act; (2) under the Kansas Act Against Discrimination and the Kansas Age Discrimination in Employment Act; (3) under Kansas overtime and wage payment laws; (4) under Kansas and other state statutes and common law, whether in contract, tort, or otherwise, related to Employee’s employment relationship with the Company and/or his separation of employment with the Company; (5) for wrongful discharge, discrimination, retaliation, harassment, breach of contract, intentional or negligent infliction of emotional distress, defamation, slander, battery, false imprisonment, whistleblowing, retaliation, interference with contract, compensation, wages, severance pay, vacation pay, sick pay, punitive damages, and liquidated damages; and (6) for any other cause of action or category of damages based on federal, state, or local law or common law, whether in tort or in contract, as well as any claims for attorneys’ fees.

Employee further agrees that he and the Releasing Parties will not institute any legal or administrative proceeding (excluding a charge, complaint, or other action instituted with the U.S. Equal Employment Opportunity Commission (“EEOC”)) against Released Entities as to any matter based upon, arising out of, or related to his employment, compensation during his employment, or separation of his employment with the Company. If Employee files a charge with the EEOC that would otherwise have been released by this Agreement, Employee will be limited to non-monetary relief to the fullest extent permissible by law.
6.    No Pending Claims or Filings. Employee represents that he has not, nor has anyone on his behalf, filed any complaints or other accusatory pleadings against the Company and/or its past or present officers, agents, employees, successors, insurers, assigns, or affiliated companies based upon or arising out of any aspect of Employee’s employment relationship with the Company, or his separation of employment with the Company, which may have accrued as of the date of Employee’s execution of this Agreement.

7.    Family and Medical Leave Act, Workplace Injuries, and Earned Compensation. Employee represents and acknowledges that, during his employment with the Company, Employee was never denied a benefit or leave pursuant to the Family and Medical Leave Act (“FMLA”), nor did the Company discriminate or retaliate against Employee in any manner, including for requests Employee may have made related to the FMLA or with regard to benefits to which Employee was entitled under the FMLA. Employee further acknowledges that he reported any and all workplace injuries that Employee incurred or suffered during his employment with the Company, and that Employee received all compensation, vacation pay, bonuses and other incentive payments, and reimbursements for which he is entitled (other than the payments specifically provided for in Paragraphs 2 through 4 that are to be made after Employee’s execution of this Agreement).

8.    Return of Company Property. Employee represents, as a material part of this Agreement, that as of the date Employee signs this Agreement, Employee has returned all Company property and equipment, whether owned or leased by the Company, including all automobiles, keys, access devices/cards, phones, records, correspondence, documents, financial data, plans, computers, computer disks, computer tapes, sales reports, customer lists, pricing documents, confidential and/or proprietary information, and other tangible property (including information stored on any computer or other electronic device of any kind) in his possession, or under his control. It will not be a violation of this Paragraph (or any other paragraph of this Agreement) for Employee to provide actual or true copies of documents to the applicable state unemployment agency, to other government agencies in connection with an investigation, or in response to a subpoena or other valid legal process.

9.    Confidential and Proprietary Information. Employee acknowledges that he has held a position of trust and confidence with the Company, and that during the course of his employment, he has received or been exposed to: (1) material and other information concerning the Company’s customers and clients; (2) the Company’s policies, practices, and procedures; (3) the Company’s sales, marketing, pricing, and financial information; and (4) other information which is proprietary in nature, confidential to the Company, and not generally available to the public or to the Company’s competitors, and which if used or divulged against the Company’s best interests, would irreparably damage its ability to compete in the marketplace (“Confidential Information”). Employee agrees not to possess, use, or disclose to any person or entity any Confidential Information without the prior written consent of the Company or except as may be required by law or court order.

10.    Non-Solicitation of Employees. Employee acknowledges and agrees that for the two-year (2-year) period immediately following the date that Employee executes this Agreement, Employee will not, directly or indirectly, solicit or endeavor to entice away from the Company, hire, or offer employment or any consulting arrangement to any person who is at the time of such solicitation employed by the Company, or otherwise interfere with any such person’s relationship with the Company (including but not limited to encouraging such person to terminate his/her employment with the Company), without the prior written consent of an owner of the Company. Employee and the Company understand that this Agreement does not prohibit Employee from making any general solicitation for applicants or engaging in public advertising of employment opportunities (including through the use of employment agencies) not specifically directed to any of the Company’s directors, officers, or employees, nor does this Agreement prohibit Employee from hiring any person who may respond to any such general solicitation or public advertising.

11.    Re-Employment. As additional consideration for the payments set forth in Paragraphs 2 and 3, Employee expressly and contractually agrees that: (1) he will not apply for or accept employment with the Company or its affiliates, successors, or assigns at any time in the future; (2) he waives any and all rights he may have under any contract, law, or other source of rights to employment with the Company and its affiliates, successors, and assigns; and (3) it is his intention to withdraw forever from the prospective pool of applicants seeking employment with the Company and its affiliates, successors, and assigns. Employee further agrees that should he intentionally or inadvertently apply for and accept employment with the Company and/or its affiliates, successors, or assigns at any time in the future, the existence of this Agreement shall be grounds for immediate termination from any such future employment. Employee further agrees and acknowledges that he is not waiving claims or rights that he may have after the date he executes this Agreement, but that he has contractually agreed not to apply for or accept employment as provided in this Paragraph.

12.    Confidentiality. Employee will keep the terms and existence of this Agreement strictly confidential, although he may disclose it: (1) as compelled by valid legal process; and/or (2) to his spouse/significant other, attorneys, and financial advisors, so long as they agree to keep the information strictly confidential. Disclosure of the terms of this Agreement by Employee, Employee’s spouse/significant other, and/or Employee’s advisors, other than as provided for in this Paragraph, shall be regarded as a material breach of the Agreement by Employee. In the event of breach of this Paragraph by Employee, Employee’s spouse/significant other, and/or Employee’s advisors, the Company shall be entitled to all equitable and monetary relief provided for by law. In addition, in the event the Company pursues and is successful in an action against Employee for breach of this Paragraph, the Company will be entitled to its reasonable attorneys’ fees and costs, including but not limited to expert witness fees. Nothing in this Paragraph shall limit or preclude Employee from testifying truthfully in any matter concerning the Company and its related entities/persons as required by a subpoena, court order, or other valid legal process, after written notice to the Company of such disclosure. (Such written notice must be made no later than two days following Employee’s notice that he has been asked/will be giving such testimony.) Notice under this Paragraph shall be provided to Vonnie Walbert, Sr. Vice President Human Resources, 7300 W. 129th Street, Overland Park, Kansas 66213, via regular and certified mail.

13.    Non-Disparagement. Employee agrees that he will not, directly or indirectly, make or induce others to make, any negative, harmful, disapproving, critical, or adverse remarks, whether written or oral, concerning the Company, the Company’s operations, products, services, management, affairs, or financial condition, or the Company’s past and present officers, employees, and agents, either publicly or privately. Employee understands and agrees that this restriction prohibits the making of such negative, harmful, disapproving, critical, or adverse remarks to any: (1) member of the general public; (2) past or present, actual or potential, employees, clients, customers, vendors, and suppliers of the Company; and (3) members of the press or other media. Employee further acknowledges that this non-disparagement clause is a material term of this Agreement and that if Employee breaches this Paragraph, the Company will not be limited to a damages remedy, but may seek all other equitable and legal relief including, without limitation, a temporary restraining order, temporary injunctive relief, and a permanent injunction against Employee and any other persons, individuals, corporations, businesses, groups, partnerships, or other entities acting by, through, under, or in concert with Employee.

The Company agrees that it will provide prospective employers with only Employee’s dates of employment, last position held, and last rate of pay so long as any potential employers call Vonnie Walbert at 913-327-3108 for a reference. Employee agrees that he will direct all potential employers to contact Vonnie Walbert via phone at the aforementioned telephone number for a reference.
Nothing in this Paragraph shall limit or preclude either party to this Agreement from testifying truthfully in any matter concerning the other party as required by a subpoena, court order, or other valid legal process.
14.    Obligation to Cooperate and Assist. At all times after the date that Employee executes this Agreement, Employee agrees to fully cooperate, provide truthful information and testimony, and to assist the Company on all pending and future legal matters in which Employee has knowledge or relevant information (to be determined at the sole discretion of the Company), including but not limited to making himself reasonably available for interview by the Company’s attorneys and providing truthful testimony and/or documentation, without the necessity of a subpoena or compensation, in any pending or future legal matter in which the Company is involved. In such instances, the Company will pay all reasonable travel expenses associated with such cooperation, and will attempt to schedule such matters at the convenience of Employee.

15.    Sale of Stock. The Employee agrees to sell, and the Company agrees to purchase, all of Employee’s Repurchase Shares, as defined in the Stockholders Agreement dated November 6, 2011, for the Original Cost, as defined in the Stockholders Agreement dated November 6, 2011, paid by Employee for the Repurchase Shares, which totaled One Hundred Forty-Eight Thousand Dollars and No Cents ($148,000.00). Employee agrees that: (i) he has had ample time to evaluate the value of his Repurchase Shares; (ii) the purchase price to be paid by the Company of One Hundred Forty-Eight Thousand Dollars and No Cents ($148,000.00) does not represent the Fair Market Value, as defined in the Stockholders Agreement dated November 6, 2011, of Employee’s Repurchase Shares, but represents more than the Fair Market Value of the Repurchase Shares; and (iii) the purchase price of One Hundred Forty-Eight Thousand Dollars and No Cents ($148,000.00) is an adequate purchase price for Employee’s Repurchase Shares. The date of the closing of the Repurchase Shares shall be before December 17, 2015. Employee agrees that he received proper notice of the closing as set forth in Paragraph 11(b) of the Stockholders Agreement dated November 6, 2011, and that at the closing of the Repurchase Shares before December 17, 2015, Employee shall deliver the certificate(s) representing his Repurchase Shares to the Company, accompanied by duly executed stock powers. The Company will pay for the Repurchase Shares as set forth in Paragraph 11(b) of the Stockholders Agreement dated November 6, 2011. The Company’s purchase of Employee’s Repurchase Shares will satisfy the Company’s obligations to Employee under the Stockholders Agreement dated November 6, 2011.

16.    General Acknowledgments of Employee. Employee acknowledges that he has read and understands this Agreement, and he specifically acknowledges the following:

(a)That Employee is hereby advised in writing by the Company to consult with an attorney before signing this Agreement; and
(b)     That Employee has been given twenty-one (21) days to decide whether to sign this Agreement; and
(c)     That Employee is waiving, among other claims, age discrimination claims under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. §621, et seq., and all amendments thereto; and
(d)     That if Employee signs this Agreement, he has seven (7) days in which to revoke his signature, and that the Agreement will not become effective or enforceable until after the Effective Date (in other words, the revocation period must have expired, and Employee must not have exercised his right to revoke). Specifically, Employee understands that he will not receive any payments referred to in this Agreement until after the expiration of the revocation period. To revoke this Agreement, Employee must send a written notice, via certified mail, to Vonnie Walbert, Sr. Vice President Human Resources, 7300 W. 129th Street, Overland Park, Kansas 66213, no later than the eighth (8th) day after Employee’s signing of the Agreement; and
(e)     That, by signing this Agreement, Employee is not waiving or releasing any claims based on actions or omissions that occur after the date of his signing of this Agreement.

17.    Remedies for Breach.

(a)     ADEA. In the event that the Releasing Parties bring and prevail in an action against the Released Entities based on an ADEA claim released in Paragraph 5, the Released Entities will be entitled to offset any recovery by the amounts paid under this Agreement or the amount recovered by the Releasing Parties, whichever is less. In the event that the Released Entities prevail in such an action, the Released Entities will be entitled to all remedies authorized by applicable law.
(b)     All Other Claims. In the event that the Releasing Parties bring an action against the Released Entities based on any other claim released in Paragraph 5, the Released Entities may, at their option, and as applicable: (i) stop making payments that would otherwise have been due under this Agreement; (ii) demand the return of any payments that have been made under this Agreement; (iii) plead this Agreement in bar to any such action; and/or (iv) seek any and all remedies available, including but not limited to injunctive relief and monetary damages, costs, and reasonable attorneys’ fees.
(c)     Breach by the Company. In the event that the Released Entities breach this Agreement, the Releasing Parties will be entitled to bring an action for breach of this Agreement, but not for any claims released by Paragraph 5. In the event that the Releasing Parties prevail in such an action, they will be entitled to recover (as appropriate and applicable) monetary damages, injunctive relief, costs, and reasonable attorneys’ fees.

18.    Attorneys’ Fees. In the event that either party breaches any portion of this Agreement, the prevailing party in an action to enforce this Agreement may recover from the other party its attorneys’ fees and costs. This Paragraph shall not apply to claims challenging the validity of this Agreement under the Older Workers Benefit Protection Act and/or ADEA.

19.    Non-Admission of Liability. It is understood and agreed that this Agreement has been reached purely on a compromise basis and is not to be construed as an admission by either Employee or the Company of any violation of any federal, state, or local law, ordinance, or administrative regulation, or any action in contract, tort, or common law which either party could have brought against the other.

20.    Choice of Law and Exclusive Venue. This Agreement is governed by and to be construed according to the laws of the State of Kansas.

21.    Complete Agreement. The parties agree that this is the entire agreement between the parties. This Agreement overrides and replaces all prior negotiations and terms proposed or discussed, whether in writing or orally, about the subject matter of this Agreement, with the exception of the Stockholders Agreement dated November 6, 2011. The obligations of Paragraph 15 of this Agreement will supplement, but not replace, the obligations of the parties in the Stockholders Agreement dated November 6, 2011. No modification of this Agreement will be valid unless it is in writing identified as an Amendment to the Agreement and is signed by Employee and an authorized executive of the Company.

22.    Severability. The parties have attempted to create an Agreement that is lawful and enforceable in all respects. In the event that any provision of this Agreement is found or deemed to be illegal or otherwise invalid and unenforceable, whether in whole or in part, such invalidity shall not affect the enforceability of the remaining terms hereof. No waiver of any breach of any term or provision of this Agreement shall be construed to be, or shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the parties waiving the breach.

23.    Capacity and Authority. The parties executing this Agreement warrant and represent that they are over the age of eighteen (18) and that they do not suffer from any legal disabilities or mental/physical disabilities which would disable or incapacitate them, even in part, from executing this Agreement. The parties executing this Agreement further warrant and represent that they have not taken any drug or medication prior to the execution of this Agreement which would prevent them from understanding and agreeing to the terms herein. The parties hereto further acknowledge that each has the authority to execute this document to be fully binding on behalf of the person or entity indicated.
24.    Counterparts and Signatures. This Agreement may be executed by the parties in separate counterparts. Upon execution of a counterpart by each of the parties, such counterparts shall be deemed one and the same Agreement. The parties agree that an electronic or facsimile transmission of this signed Agreement shall have the same force and effect as a signed original of the Agreement.

SIGNATURES ON FOLLOWING PAGE
IN WITNESS THEREOF, the Parties have executed this Agreement by their signatures below, agree that they have read and fully understand this Agreement, and acknowledge that they voluntarily agree to be bound by the terms set forth in this Agreement.

NPC International, Inc.

___/s/Blayne Vaughn____________	By: __/s/ Jim Schwartz_____________________

BLAYNE VAUGHN	JIM SCHWARTZ

Employee	President & CEO

Date: ___November 18, 2015______	Date: ___November 18, 2015____________